Exhibit 99.1

urban-gro, Inc. Appoints Jason “JT” Archer as Chief Operating Officer

LAFAYETTE, Colo., January 11, 2023 – urban-gro, Inc. (Nasdaq: UGRO), an integrated professional services and design-build firm offering solutions to the Controlled Environment Agriculture (“CEA”) and commercial sectors, today announced the appointment of JT Archer as Chief Operating Officer.

“We are excited to have JT join our executive management team as COO. JT is a proven leader and skilled operator who will be instrumental in leading our team as we scale to meet demand and execute against the strong backlog we have built heading into 2023,” commented Bradley Nattrass, Chairman and CEO of urban-gro. “Since joining urban-gro in February of 2022, JT has worked on framing the go-to-market strategy for our design-build offering, improving our customer experience, and driving our growing team to consistently add value to our clients’ projects.”

Mr. Archer was previously the Company’s Executive Vice President of Business Operations. Prior to joining urban-gro, Mr. Archer served in numerous operations and sales roles including most recently, as VP of Construction and Market Development for the Multi-State Operator, 4Front Ventures. Mr. Archer holds a M.S. degree in Management from the University of Colorado, Denver.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is an integrated professional services and design-build firm. We offer value-added architectural, engineering, and construction management solutions to the Controlled Environment Agriculture (“CEA”), industrial, healthcare, and other commercial sectors. Innovation, collaboration, and creativity drive our team to provide exceptional customer experiences. With offices across North American and in Europe, we deliver Your Vision – Built. Learn more by visiting www.urban-gro.com.

Investor Contacts:

Dan Droller - urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

(720) 730-8160

investors@urban-gro.com

Media Contact:

Mark Sinclair – MATTIO Communications

(650) 269-9530

urbangro@mattio.com